                                                                Exhibit 99.1

                            [SOLUTIA LETTERHEAD]


FOR IMMEDIATE RELEASE

----------------------------------------------------------------------------
                 Contact: Investor Relations - Liesl M. Livingston 314-674-7777
                          Media - Beth L. Rusert 314-674-8527


                     SOLUTIA REPORTS CONSOLIDATED FOURTH
                     QUARTER LOSS OF 20 CENTS PER SHARE,
                        IN LINE WITH RECENT GUIDANCE



HIGHLIGHTS
o Agreement to sell Resins, Additives and Adhesives announced; reported as discontinued operations
o   Company initiates strategic realignment and additional cost cutting actions
o   Debt reduced by $56 million in the quarter

SALES SUMMARY
FROM CONTINUING OPERATIONS ($M)

                                            SALES        CHANGE FROM      CHANGE FROM
                                           4Q 2002         4Q 2001          3Q 2002
                                           -------         -------          -------
Performance Products                        $230             +1%              -7%
Integrated Nylon                            $332             +14%             +1%
Total Net Sales                             $562             +8%              -2%


         ST. LOUIS, Jan. 31, 2003/PRNewswire-FirstCall/ -- Solutia Inc. (NYSE:SOI) today reported a consolidated net loss of $21 million, or 20 cents per share, for the fourth quarter of 2002 versus a net loss of $101 million, or 97 cents per share, for the fourth quarter of 2001. These results are in line with the Company's guidance provided on January 9, 2003.

         Excluding a charge of $4 million, or 4 cents per share, in the fourth quarter of 2002 and charges of $96 million, or 92 cents per share, in the fourth quarter of 2001, Solutia reported a net loss of $17 million, or 16 cents per share, in the fourth quarter of 2002 and a net loss of $5 million or 5 cents per share, in the fourth quarter of 2001.

                                   -more-

         "During the quarter, Solutia experienced significant revenue growth over the prior year's quarter. However, consolidated earnings were adversely impacted by lower equity earnings from joint ventures and higher interest expense resulting from the Company's refinancing," noted John Hunter, chairman and chief executive officer.

         "Throughout this year, our employees have remained focused on the actions that will continue to drive this company forward; strong cash generation, reduction of debt and continued prudent funding of growth initiatives. Despite the difficult and uncertain environment in which we have been operating, we generated in excess of $100 million of free cash flow in 2002 and were able to reduce our debt by $110 million over previous year-end levels. In addition, the impending sale of the Resins, Additives and Adhesives businesses, will place Solutia in a stronger financial position going forward," Hunter stated.

         "Looking ahead, difficult market conditions, including relatively weak demand and elevated energy and raw material costs will continue to challenge our businesses over the ensuing months. To combat this difficult operating environment, and in anticipation of the sale of the Resins, Additives and Adhesives businesses, Solutia realigned its businesses and management structure in December 2002 into two operating segments:
Performance Products and Integrated Nylon. This strategic realignment, in combination with additional downsizing and other cost cutting actions currently being implemented, will result in a lower cost structure and a more focused organization, both of which are critically important as we manage through these uncertain times," he said.

CONSOLIDATED RESULTS

         On a consolidated basis, Solutia reported a fourth quarter net loss of $21 million, or 20 cents per share, on net sales of $692 million. The fourth quarter 2002 net loss included a charge of $4 million, or 4 cents per share, associated with the write-down of assets in the Flexsys rubber chemicals joint venture. This compares to a net loss for the fourth quarter of 2001 of $101 million, or 97 cents per share, on net sales of $643 million. The net loss for the fourth quarter of 2001 included charges of $96 million, or 92 cents per share, taken during the quarter for Solutia's share of restructuring costs at its Astaris and Flexsys joint ventures, increases to environmental and self-insurance reserves, additional severance costs, and the write-down of certain non-performing assets.

         Excluding charges in both periods, Solutia's consolidated net loss for the fourth quarter versus the year-ago period increased $12 million, or 11 cents per share, due to elevated raw material and energy costs, lower equity earnings from joint ventures and increased interest expense, offset to some extent by higher sales prices, continued benefits from cost reductions and lower amortization expense.

         For the full year, Solutia reported a net loss of $151 million, or $1.44 per share, which included a charge of $167 million, or $1.59 per share, associated with the adoption of SFAS No. 142 and net charges of $12 million, or 12 cents per share, comprised of a gain from the sale of the AES joint venture, a charge for a litigation settlement, a non-cash pension settlement and a charge associated with an asset write-down in the Flexsys joint venture. This compares to a net loss of $59 million, or 57 cents per share, for the full year ended December 31, 2001. The net loss for 2001 included the aforementioned charges of $96 million, or 92 cents per share, taken during the fourth quarter, and a $17 million, or 16 cents per share, gain from an insurance settlement.

         Excluding charges in both periods, Solutia's 2002 net income increased $8 million, or 8 cents per share, versus 2001 due to lower raw material and energy costs, continued benefits from cost reductions and lower amortization expense, partially offset by lower average selling prices and higher interest expense.

RESULTS FROM CONTINUING OPERATIONS

         For continuing operations, Solutia reported a fourth quarter net loss of $17 million, or 16 cents per share, on net sales of $562 million. Fourth quarter 2002 net income included the aforementioned charge of $4 million, or 4 cents per share. This compares to a net loss from continuing operations for the fourth quarter of 2001 of $102 million, or 98 cents per share, on net sales of $518 million. The net loss from continuing operations for the fourth quarter of 2001 included the aforementioned charges of $96 million, or 92 cents per share.

         For 2002, Solutia reported a net loss from continuing operations of $8 million, or 8 cents per share, including $12 million, or 12 cents per share, of the aforementioned charges. This compares to a net loss of $81 million, or 78 cents per share, for the full year 2001. The net loss from continuing operations for 2001 included aforementioned charges of $96 million, or 92 cents per share.

SEGMENT DATA

         Performance Products' net sales for the fourth quarter of 2002 increased $3 million compared to the same period of 2001 primarily due to strengthened foreign currencies and higher volumes, partially offset by lower average selling prices. Net sales increased in the films' businesses on a quarter over quarter basis as Solutia continues to enhance its customer base.

         For the full year, Performance Products' net sales decreased
$15 million primarily due to volume and price weakness in the chlorobenzenes product line.

         Excluding charges of $3 million taken in the fourth quarter 2001, Performance Products' profitability in the quarter decreased $2 million versus the prior-year quarter primarily due to higher raw material and energy costs.

         On a full year basis, excluding charges taken in the fourth quarter of 2001, Performance Products' profitability decreased $2 million versus the prior year due to losses in the chlorobenzenes product line, partially offset by lower raw material and energy costs.

         Integrated Nylon's net sales for the fourth quarter of 2002 increased $41 million compared to fourth quarter 2001 driven by higher intermediates volumes and selling prices and stronger volumes in the nylon plastics and polymers business.

         2002 sales for Integrated Nylon decreased $12 million versus 2001 due primarily to lower average selling prices caused by weakness in the North American economy.

         Excluding charges in the prior year, Integrated Nylon's segment profitability increased $11 million over the prior year quarter. This improvement was driven primarily by improved selling prices, favorable manufacturing variances, partially offset by higher year over year raw material and energy costs.

         Excluding charges in both periods, 2002 profitability for Integrated Nylon increased $11 million versus the prior year due to lower raw material and energy prices, partially offset by lower average selling prices.

RESULTS FROM DISCONTINUED OPERATIONS

         For discontinued operations, Solutia reported a fourth quarter net loss of $4 million, or 4 cents per share. This compares to net income from discontinued operations for the fourth quarter of 2001 of $1 million, or 1 cent per share.

         For the year, Solutia reported net income from discontinued operations of $24 million, or 23 cents per share. This compares to net income from discontinued operations of $22 million, or 21 cents per share, for the full year ended December 31, 2001. The net income from discontinued operations for 2001 included a gain of $17 million, or 16 cents per share, from an insurance settlement.

         Full year results from discontinued operations exclude certain costs previously allocated to these businesses, which were required to be reported in continuing operations. These costs are primarily administrative in nature and impacted continuing operations by $10 million and $12 million pre-tax for 2002 and 2001, respectively. As previously mentioned, the Company is taking actions to eliminate these costs in 2003. In addition, interest expense associated with debt that is required to be paid down with the anticipated transaction proceeds was allocated to discontinued operations, totaling $26 million and $20 million on a pre-tax basis for 2002 and 2001, respectively.

CASH FLOW

         Solutia reported consolidated free cash flow (cash flow from operations less capital expenditures) of $67 million for the fourth quarter, after funding $17 million of capital expenditures. Focused working capital management helped deliver strong free cash flow for the quarter. Solutia reported free cash flow of $103 million for the full year 2002, after funding $68 million of capital expenditures. This compares to negative free cash flow of $50 million in 2001, after funding $94 million of capital expenditures. The increase from 2001 is primarily attributable to higher income tax refunds, lower working capital and lower restructuring costs.

DEBT REDUCTION

         In the fourth quarter of 2002, Solutia reduced its debt by approximately $56 million from third quarter levels, in addition to using $150 million in cash proceeds from the July bond offering that had been held in escrow to pay off the October 2002 maturity. For the full year, Solutia's debt was reduced by $110 million.

CONSENT DECREE

         During the first quarter of 2003, Solutia anticipates approval of the consent decree between the Company and the Environmental Protection Agency relating to remediation in the Anniston, Alabama community. Upon approval of the decree, Solutia plans to take a charge to increase its environmental reserves to reflect additional environmental spending needed to perform the work.

OUTLOOK

         The Company anticipates that uncertain economic conditions will remain in its marketplaces for the foreseeable future. Volatile raw material and energy costs will also continue to impact operating results. Despite these anticipated difficult conditions, the Company expects to continue generating positive free cash flow.

FORWARD LOOKING STATEMENTS

         This press release contains forward-looking statements regarding future sales, earnings, free cash flow and environmental reserves as well as the expected sale of Solutia's Resins, Additives and Adhesives businesses and the impact the transaction is expected to have on Solutia. These statements are based on current expectations, but results may differ materially, depending on such important factors as ability to obtain timely regulatory approvals and satisfy other closing conditions, success in managing changes resulting from this transaction and other factors. Actual results for Solutia's remaining businesses may differ materially, depending on such important factors as world economic conditions, competitive pressures, gain or loss of significant customers, inability to consummate sale of business, labor relations and disruption of operations, raw material and energy pricing, currency fluctuations, success in implementing pricing actions and managing spending, operating rates, exposure to product liability and other litigation costs, environmental remediation, cost of debt, and other factors identified in Solutia's Annual Report on Form 10-K for the period ended December 31, 2001 and Quarterly Report on Form 10-Q for the period ended Sept. 30, 2002. These reports are filed with the U.S. Securities and Exchange Commission and can be accessed through Solutia's investor Internet site at www.Solutia.com.
                          ---------------

CORPORATE PROFILE

         Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.

         Solutia...Solutions For A Better Life.

CONFERENCE CALL

         Solutia will host a conference call on Fri., Jan. 31, 2003 at
9 a.m. Central Time to discuss its performance. The call will be simulcast on Solutia's homepage at, http://www.solutia.com/pages/corporate/investors/
                       -------------------------------------------------
investor_relations.asp under the presentations and speeches tab. The call
----------------------
will be available to investors on the Internet site for approximately five days following the call.

                                    -oOo-
Source: Solutia Inc.
St. Louis
Date 1/31/03

                                          Solutia Inc.
                                Statement of Consolidated Income
                         (Dollars in millions, except per share amounts)
                                            Unaudited



                                              Three Months Ended           Twelve Months Ended
                                                  December 31,                 December 31,
                                            ----------------------       -----------------------
                                              2002           2001          2002            2001
                                            -------        -------       -------         -------
Net Sales                                   $   562        $   518       $ 2,241         $ 2,268
Cost of Goods Sold                              469            503         1,878           1,958
                                            -------        -------       -------         -------
Gross Profit                                     93             15           363             310

Marketing Expenses                               37             35           147             142
Administrative Expenses                          32             42           128             142
Technological Expenses                           11             14            47              50
Amortization Expense                              1              4             3              12
                                            -------        -------       -------         -------

Operating Income (Loss)                          12            (80)           38             (36)

Equity Earnings (Loss) from Affiliates           (4)           (33)           13             (13)
Interest Expense                                (24)           (19)          (84)            (70)
Other Income (Expense) - Net                      1             (4)           14              (5)
                                            -------        -------       -------         -------
Loss Before Income Taxes                        (15)          (136)          (19)           (124)

Income Taxes (Benefit)                            2            (34)          (11)            (43)
                                            -------        -------       -------         -------

Loss Before Discontinued Operations
and Cumulative Effect of Change
in Accounting Principle                         (17)          (102)           (8)            (81)

Income (Loss) from Discontinued
Operations, net of tax                           (4)             1            24              22

Cumulative Effect of Change in Accounting
Principle, net of tax                             -              -          (167)              -
                                            -------        -------       -------         -------

Net Loss                                        (21)          (101)         (151)            (59)
                                            =======        =======       =======         =======

Loss Per Share                              $ (0.20)       $ (0.97)      $ (1.44)        $ (0.57)
                                            -------        -------       -------         -------

Weighted Average Equivalent Shares            104.8          104.4         104.7           103.9
                                            -------        -------       -------         -------

                                          Solutia Inc.
                                          Segment Data
                                      (Dollars in millions)
                                            Unaudited

                                              Three Months Ended           Twelve Months Ended
                                                 December 31,                  December 31,
                                            ----------------------       -----------------------
                                             2002           2001          2002            2001
                                            -------        -------       -------         -------
                                              Net            Net           Net             Net
Segment:                                     Sales          Sales         Sales           Sales
                                            -------        -------       -------         -------
   Performance Products                         230            227           945             960
   Integrated Nylon                             332            291         1,296           1,308
                                            -------        -------       -------         -------
Consolidated Totals                         $   562        $   518       $ 2,241         $ 2,268
                                            -------        -------       -------         -------

Segment:                                    Profit         Profit        Profit          Profit
                                            -------        -------       -------         -------
   Performance Products (a)                       7              6            78              77
   Integrated Nylon (b), (c)                      9            (14)           24               6
                                            -------        -------       -------         -------
Segment Totals                                   16             (8)          102              83
Corporate Expenses (d), (e)                      (7)           (73)          (61)           (120)
Equity Earnings (Loss)
   from Affiliates (f), (g)                      (2)           (34)           14             (14)
Interest Expense                                (24)           (19)          (84)            (70)
Other Income (Expense) - Net (h), (i)             2             (2)           10              (3)
                                            -------        -------       -------         -------
Loss Before Income Taxes                    $   (15)       $  (136)       $  (19)         $ (124)
                                            -------        -------       -------         -------

(a) Performance Products profit for periods ended December 31, 2001, includes charges related to the termination of a former CarboGen AG owner ($3 million pretax).
(b) Integrated Nylon profit for the period ended December 31, 2002, includes a charge related to the resolution of a construction dispute with the contractor of the acrylonitrile plant in Alvin, Texas ($5 million pretax).
(c) Integrated Nylon profit for the periods ended December 31, 2001, includes charges to write down certain non-performing assets ($12 million pretax).
(d) For the period ended December 31, 2002, corporate expenses include a non-cash pension settlement charge ($13 million pretax).
(e) For the periods ended December 31, 2001, amount includes charges primarily to increase environmental and self-insurance reserves and cover additional severance costs associated with the $100 million cost reduction initiative ($66 million pretax).
(f) For the periods ended December 31, 2002, amount includes charges for the write down of production assets to fair market at Flexsys' facility in Nitro, West Virginia
    ($4 million pretax).
(g) For the periods ended December 31, 2001, amount includes charges for the closure of
    Astaris' elemental phosphorus production facility in Pocatello, Idaho
    ($37 million pretax), and the closure of Flexsys' 4NDPA manufacturing facility in
    Newport, Wales ($4 million pretax).
(h) For the period ended December 31, 2002, the Company recorded a gain resulting from the sale of the its 50 percent interest in the Advanced Elastomer Systems joint venture
    ($5 million pretax).
(i) For the periods ended December 31, 2001, amount includes a charge to write down an e-commerce investment based upon indicators that the loss in its value was permanent ($5 million pretax).

                                          Solutia Inc.
                          Statement of Consolidated Financial Position
                                      (Dollars in millions)
                                            Unaudited

                                                        Dec. 31,                      Dec. 31,
ASSETS                                                    2002                          2001
                                                        --------                      --------
Current Assets:
   Cash and cash equivalents                            $    17                       $    23
   Receivables and prepaids                                 384                           379
   Deferred income tax benefit                              111                           123
   Inventories                                              262                           242
   Current Assets - Discontinued Operations                 201                           154
                                                        --------                      --------
      Total Current Assets                                  975                           921
                                                        --------                      --------

Net Property, Plant and Equipment                           930                           961
Investments in Affiliates                                   232                           313
Net Goodwill                                                144                           126
Net Identified Intangible Assets                             66                            64
Long-term Deferred Income Tax Benefit                       290                           248
Other Assets                                                273                           187
Long-term Assets - Discontinued Operations                  432                           588
                                                        --------                      --------
Total Assets                                            $ 3,342                       $ 3,408
                                                        --------                      --------

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities:
   Accounts payable                                     $   234                       $   195
   Accrued liabilities                                      449                           455
   Short-term debt                                          133                           683
   Current Liabilities - Discontinued Operations             93                            83
                                                        --------                      --------
      Total Current Liabilities                             909                         1,416
                                                        --------                      --------

Long-Term Debt                                            1,064                           626
Postretirement Liabilities                                1,164                           929
Other Liabilities                                           382                           441
Long-Term Liabilities - Discontinued Operations              72                           109
Shareholders' Deficit:
   Common stock                                               1                             1
   Additional contributed capital                            19                             -
   Treasury stock                                          (251)                         (257)
   Net deficiency of assets at spin                        (113)                         (113)
   Unearned ESOP shares                                       -                            (1)
   Accumulated other comprehensive loss                    (146)                         (144)
   Reinvested earnings                                      241                           401
                                                        --------                      --------
      Total Shareholders' Deficit                          (249)                         (113)

                                                        --------                      --------
Total Liabilities and Shareholders' Deficit             $ 3,342                       $ 3,408
                                                        --------                      --------

                                          Solutia Inc.
                               Statement of Consolidated Cash Flow
                                      (Dollars in millions)
                                            Unaudited

                                                                         Twelve Months Ended
                                                                              December 31,
                                                                      --------------------------
                                                                        2002              2001
                                                                      --------          --------
Increase (Decrease) in Cash and Cash Equivalents
Operating Activities:
Net loss                                                              $   (151)         $    (59)
Adjustments to reconcile to Cash From Operations:
        Cumulative effect of change in accounting principle                167                 -
        Depreciation and amortization                                      133               142
        Income from discontinued line of business, net of tax              (24)              (22)
        Amortization of deferred credits                                   (14)              (14)
        Amortization of deferred debt issuance costs and debt discount      11                 2
        Restructuring expenses and other unusual items                      23               127
        Net pretax gains from asset disposals                               (6)               (2)
        Changes in assets and liabilities:
            Income and deferred taxes                                       53               (57)
            Trade receivables                                               (6)               36
            Inventories                                                    (20)               52
            Accounts payable                                                41              (105)
            Other assets and liabilities                                   (81)              (79)
                                                                      --------          --------
Cash From Continuing Operations                                            126                21
                                                                      --------          --------
Cash From Discontinued Operations                                           45                23
                                                                      --------          --------
Cash From Operations                                                       171                44
                                                                      --------          --------

Investing Activities:
  Property, plant and equipment purchases from continuing operations       (55)              (83)
  Acquisition and investment payments, net of cash acquired                (38)              (33)
  Property disposals and investment proceeds, net                          109                 9
                                                                      --------          --------
Cash From Investing Activities - Continuing Operations                      16              (107)
                                                                      --------          --------
Cash From Investing Activities - Discontinued Operations                    (3)               21
                                                                      --------          --------
Cash From Investing Activities                                              13               (86)
                                                                      --------          --------

Financing Activities:
  Net change in short-term debt obligations                               (327)               41
  Proceeds from issuance of long-term debt obligations                     182                 -
  Issuance of stock warrants                                                19                 -
  Dividend payments                                                         (4)               (4)
  Common stock issued under employee stock plans                             2                13
  Deferred debt issuance costs                                             (29)               (4)
  Other financing activities                                               (13)                -
                                                                      --------          --------
Cash From Financing Activities - Continuing Operations                    (170)               46
                                                                      --------          --------
Cash From Financing Activities - Discontinued Operations                   (20)                -
                                                                      --------          --------
Cash From Financing Activities                                            (190)               46
                                                                      --------          --------

Increase (Decrease) in Cash and Cash Equivalents                            (6)                4

Cash and Cash Equivalents:
Beginning of Year                                                           23                19
                                                                      --------          --------
End of Period                                                         $     17          $     23
                                                                      --------          --------